Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128898), pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan, of our report dated March 16, 2006 with respect to the consolidated financial statements and schedule of WebMD Health Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ Ernst & Young LLP
MetroPark, New Jersey
March 16, 2006